Exhibit 99.1

News Release
AMERICAN RAILCAR INDUSTRIES, INC.
100 Clark Street, St. Charles Missouri 63301
www.americanrailcar.com

For Release: September 25, 2006	Contact:	William P. Benac
		Michael Obertop
	Phone:	636.940.6000

AMERICAN RAILCAR INDUSTRIES, INC. ANNOUNCES NEW ORDERS FOR 2,400 RAILCARS, PROVIDES UPDATE ON
THE THIRD QUARTER AND THE MARMADUKE PLANT RESTART

     St. Charles, MO, September 25, 2006 – American Railcar Industries, Inc. (“ARI”) [NASDAQ: ARII] today announced that it has entered into a new agreement to manufacture and sell 1,000 tank railcars to American Railcar Leasing LLC (“ARL”). Delivery of the new railcars is expected to be 500 railcars annually for the years 2008 and 2009. ARI expects to manufacture these railcars in the new manufacturing plant that is now being designed and will be built adjacent to the Company’s existing Marmaduke, Arkansas tank railcar plant. That plant is expected to be operational by the beginning of 2008 and is expected to increase ARI’s annual railcar production capacity by up to an additional 2,500 tank, intermodal, or covered hopper railcars. ARL is controlled by Carl Icahn, our principal stockholder and chairman of our board of directors. Our new contract with ARL, together with our recently announced railcar contracts with two other important customers for the production of a total of 2,000 railcars per year in each of 2008 and 2009, provides us with sufficient railcar backlog to fill the initial expected capacity at our new plant through its first two years of anticipated operations.
     ARI also announced today that ARL has exercised options for an additional 1,000 tank railcars to be produced at ARI’s existing Marmaduke plant in 2008, and for an additional 400 covered hopper railcars to be produced at ARI’s Paragould plant in 2008. Both the tank and covered hopper railcars to be manufactured for ARL under the options will be produced under the terms of an existing contract that was announced earlier this year and are in addition to ARL’s new order for 1,000 tank railcars mentioned above.
     “We are very pleased to have received this new order from ARL, as well as their exercise of the two options, for a total of 2,400 new railcars. Our backlog continues to be very strong, and is expected to hit a new record this quarter. While we expect third quarter 2006 covered hopper railcar volumes to be strong when compared to last year, they will reflect some planned volume slowdown compared to the second quarter, as ARI’s production mix in the third quarter shifted to larger railcars with more complex paint and lining systems, as well as stainless steel covered hopper railcars, a more labor intensive product,” commented James J. Unger, President and CEO of ARI. Mr. Unger also stated, “There is also some modest decline in volume as a result of very hot summer weather affecting manufacturing conditions.”
     As previously announced, the Company resumed manufacturing operations on August 7, 2006 at its Marmaduke, Arkansas tank railcar plant, which was damaged by a tornado on April 2, 2006. The plant is now running near full capacity producing general service tank railcars. The Company expects to begin producing specialty tank cars at the rebuilt plant by the end of the year. “We are very pleased with the timeline for the completion of repairs of the damage caused by the storm at Marmaduke, and with the speed with which we have returned the plant to production,” commented Mr. Unger.
     The Company is also pleased to report that the previously announced tank railcar expansion underway at the existing Marmaduke plant is progressing well, and is on target to add capacity for an additional 1,000 tank railcars annually by the end of this year. This expansion is in addition to the planned new manufacturing plant referred to above, that is to be built adjacent to the Company’s existing Marmaduke tank railcar plant.
About American Railcar Industries, Inc.
     American Railcar Industries, Inc. is a leading North American manufacturer of covered hopper and tank railcars. ARI also repairs and refurbishes railcars, provides fleet management services and designs and manufactures certain railcar and industrial components used in the production of its railcars as well as railcars and non-railcar industrial products produced by others. ARI provides its railcar customers with integrated solutions through a comprehensive set of high quality products and related services.
Forward Looking Statement Disclaimer
     This press release contains statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward–looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent the Company’s estimates and assumptions only as of the date of this press release. Such statements include, without limitation, statements regarding scheduled delivery dates, estimated future production rates, estimated third quarter results, the anticipated construction schedule for the new plant, the anticipated production capacity of the new plant, and statements regarding any implication that the Company’s backlog and new orders may be indicative of future sales. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from the results described in or anticipated by our forward-looking statements. Construction of the new railcar manufacturing plant and ARI’s ability to timely fulfill the new railcar orders are subject to risks, including without limitation delays, unexpected costs and other risks typically associated with such construction, which could impair or prevent ARI’s ability to satisfy such orders on a timely basis, if at all, and may result in cancellations, customer requests for delays or other costs that could adversely impact the amount of revenue ARI may generate from the new railcar orders or potential future orders. Other potential risks and uncertainties include, among other things: the cyclical nature of the railcar manufacturing business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and railcar components, and delays in the delivery of such raw materials and components; ARI’s ability to maintain relationships with its suppliers of railcar components and raw materials; fluctuations in the supply of components and raw materials ARI uses in railcar manufacturing; the highly competitive nature of the railcar manufacturing industry; the risk of further damage to our primary railcar manufacturing facilities or equipment in Paragould or Marmaduke, Arkansas; our reliance upon a small number of customers that represent a large percentage of our revenues; the variable purchase patterns of our customers and the timing of completion, delivery and acceptance of customer orders; our dependence on key personnel; the risks of labor shortage in light of our recent growth; the risk of lack of acceptance of our new railcar offerings by our customers; and the additional risk factors described in our filings with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.